Exhibit 5.36

CONSENT OF J. COX

The undersigned hereby consents to the use of their report titled “Technical Report on the Côté Gold Project, Ontario, Canada” with an effective date of June 30, 2022 and dated August 12, 2022, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ Jason J. Cox
Jason J. Cox, P. Eng

Dated: September 1, 2022